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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACTS:

Jeff Young                          --or--               Sandy Smith
Media Relations                                          Investor Relations
Akamai Technologies                                      Akamai Technologies
617-444-3913                                             617-444-2804
jyoung@akamai.com                                        ssmith@akamai.com


                          AKAMAI ANNOUNCES OFFERING OF

             $175 MILLION IN 1.0% SENIOR CONVERTIBLE NOTES DUE IN 2033

CAMBRIDGE, MA, DECEMBER 9, 2003 -- Akamai Technologies, Inc. (NASDAQ: AKAM) today announced that it has offered and priced in a private placement a new issue of $175 million 1.0% Senior Convertible Notes due 2033. The notes will be issued at 100% of the principal amount. The offering is expected to close on December 12, 2003, subject to customary closing conditions.

The notes are convertible into shares of Akamai common stock at a conversion price of $15.45. This represents a conversion premium of approximately 41% based on the closing price of $10.99 of Akamai common stock on December 8, 2003. However, holders of the notes may convert their notes only if: (1) the price of the Company's common stock issuable upon conversion of a note reaches a specified threshold, or (2) specified corporate transactions occur. In addition, holders of the notes will have certain rights to require Akamai to repurchase the notes prior to maturity on December 15, 2010, 2013, 2018, 2023 and 2028 as well as upon the occurrence of specified corporate transactions. Akamai will have rights to redeem the notes at 100% of the principal amount prior to their maturity starting on December 15, 2010. The notes accrue interest that will be payable semiannually.

Akamai has granted the initial purchaser of the convertible notes an option to purchase up to an additional $25 million principal amount of notes. The company intends to use the net proceeds of the offering for working capital and general corporate purposes, which may include repayment or redemption of a portion of its current outstanding indebtedness.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act of 1933, as amended (the "Securities Act").

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The convertible notes have been offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act, and outside the United
States pursuant to Regulation S of the Securities Act. The notes and the common stock issuable upon conversion of the notes have not been registered under the Securities Act, or any state securities laws. Unless so registered, the notes and the common stock issuable upon conversion of the notes may not be offered or sold in the United States or any state or to any U.S. person except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

ABOUT AKAMAI

Akamai(R) - The Business Internet, is the world's largest on demand distributed computing platform for conducting profitable e-business. Overcoming the inherent limitations of the Internet, Akamai's services ensure a high-performing, scalable, and secure environment for organizations to cost effectively extend and control their e-business infrastructure. Headquartered in Cambridge, Massachusetts, Akamai's industry-leading services, matched with world-class customer care, are used by hundreds of today's most successful enterprises and government agencies around the globe. For more information, visit www.akamai.com.

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AKAMAI STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT

The release contains information about future expectations, plans and prospects of Akamai's management that constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995, including statements with respect to Akamai's expectations to close the offering of notes and, if completed, to use the proceeds from the sale and issuance of the Notes to repurchase or redeem existing debt. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors including, but not limited to, a failure of any of the purchasers' conditions to close the purchase of the notes or other unexpected events that lead to a failure to complete the offering and sale described above and other factors that are discussed in the Company's Annual Report on Form 10-K, quarterly reports on Form 10-Q, and other documents periodically filed with the SEC.

In addition, the statements in this press release represent Akamai's expectations and beliefs as of the date of this press release. Akamai anticipates that subsequent events and developments may cause these expectations and beliefs to change. However, while Akamai may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Akamai's expectations or beliefs as of any date subsequent to the date of this press release.